Exhibit 99.1

Press Release

March 17, 2010	7575 West Jefferson Blvd. Fort Wayne, IN 46804 260.969.3500 Phone 260.969.3590 Fax

Steel Dynamics Announces Completion of Notes Offering

FORT WAYNE, INDIANA, March 17, 2010 —Steel Dynamics, Inc. (NASDAQ-GS:STLD) announced today that it has consummated the sale of $350 million aggregate principal amount of its 7 5/8% Senior Notes due 2020 (the “Notes”), in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933 and to persons outside the United States pursuant to Regulation S.  The net proceeds from the Notes will be used to repay amounts outstanding under its senior secured revolving credit facility and for general corporate purposes, including, without limitation, for debt repayment, capital expenditures, working capital and acquisitions.

The Notes have not been registered under the Securities Act of 1933, or any state securities laws, and may not be offered or sold in the United States, absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933 and applicable state laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any debt securities, and shall not constitute an offer, solicitation or sale of any debt securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release contains predictive statements about future events.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, including conditions in the financial markets, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com